Exhibit 99.1

FOR IMMEDIATE RELEASE

Universal Insurance Holdings, Inc. Reports Record First Quarter 2015 Financial Results

Achieved Highest Quarterly Net Income and Diluted EPS in Company History

Fort Lauderdale, FL, April 30, 2015 - Universal Insurance Holdings, Inc. (NYSE: UVE) (or the “Company”) today reported record net income of $22.3 million and diluted earnings per share (EPS) of $0.62, an increase of $8.8 million and $0.24, respectively, for the first quarter of 2015. This compares to net income of $13.5 million, or $0.38 per diluted share, for the same period in 2014.

“We are pleased to report a strong start to 2015, as we delivered the highest quarterly net income and diluted EPS in the Company’s history,” said Sean P. Downes, the Company’s Chairman, President and Chief Executive Officer. “We continue to demonstrate consistent execution on our key strategic priorities, including a focus on driving organic growth, while writing high quality, rate adequate business. The significant growth in our net earned premiums during the quarter was driven by our growth initiatives, improving reinsurance economics, as well as a reduction in the cession rate of the Company’s quota share reinsurance contracts. Looking ahead in 2015, we remain confident in our ability to drive profitable organic growth, maintain our healthy financial position, continue our geographic expansion efforts and deliver increasing returns to shareholders.”

First-Quarter 2015 & Recent Highlights

•	Net earned premiums grew by $30.6 million, or 47.9%, to $94.4 million.
•	Total revenues increased by $29.5 million, or 39.7%, to $103.8 million.
•	Net income increased by $8.8 million, or 64.8%, to $22.3 million.
•	Diluted EPS grew by $0.24, or 63.2%, to $0.62 per share.
•	Paid dividends of $0.12 per share.
•	Acquired assets from Aplin Peer & Associates Inc., a privately held independent claims adjusting company, in February 2015.

First-Quarter 2015 Results

Net income for the first quarter of 2015 of $22.3 million reflects an improvement across multiple measures including an increase in direct premiums written, net premiums written, net earned premiums, policy fees, net investment income and total revenues. Operating expenses were lower as a percentage of net earned premiums and total revenues compared to the first quarter of 2014.

The increase in net earned premiums reflects both growth in policies in force and the reduction in the cession rate of the Company’s quota share reinsurance contracts effective June 2014. The decrease in operating expenses as a percentage of total revenues is due primarily to operational initiatives to settle claims and changes in the structure of our reinsurance program effective June 2014, including the reduction in our quota share cession rate.

At March 31, 2015, stockholders’ equity reached an all-time high at $241.9 million compared to pro-forma stockholders’ equity of $218.9 million at December 31, 2014, reflecting year-to-date net income of $22.3 million and dividend payments of $4.2 million.

Cash Dividends

On January 13, 2015, the Company announced that its board of directors declared a cash dividend of $0.12 per share of common stock, which was paid on March 2, 2015 to shareholders of record on February 18, 2015.

On April 13, 2015, the Company announced that its board of directors declared a cash dividend of $0.12 per share of common stock to be paid on July 2, 2015 to shareholders of record on June 18, 2015.

If declared and paid as intended, the annual aggregate dividend in 2015 will be $0.48 for each common share.

Financial Results Presentation

The Company will make available an audio recording of a presentation discussing its first quarter 2015 financial results at approximately 5:00 pm Eastern on April 30, 2015. The presentation will be pre-recorded and there will be no opportunity for live questions. The audio recording will be available at www.universalinsuranceholdings.com until June 1, 2015.

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc., with its wholly-owned subsidiaries, is a vertically integrated insurance holding company performing all aspects of insurance underwriting, distribution and claims. Universal Property & Casualty Insurance Company (UPCIC), a wholly-owned subsidiary of the Company, is one of the leading writers of homeowners insurance in Florida and is now fully licensed and has commenced its operations in North Carolina, South Carolina, Hawaii, Georgia, Massachusetts, Maryland, Delaware and Indiana. American Platinum Property and Casualty Insurance Company, also a wholly-owned subsidiary, currently writes homeowners multi-peril insurance on Florida homes valued in excess of $1 million, which are limits and coverages currently not targeted through its affiliate UPCIC. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.

Forward-Looking Statements and Risk Factors

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described and the Company undertakes no obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2014 and the Form 10-Q for the quarter ended March 31, 2015.

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands, except per share data)

	March 31,	December 31,
ASSETS	2015	2014
Cash and cash equivalents	$182,311	$115,397

Restricted cash and cash equivalents	2,635	2,635

Fixed maturities, at fair value	347,912	353,949

Equity securities, at fair value	21,396	19,642

Short-term investments, at fair value	37,506	49,990

Prepaid reinsurance premiums	194,691	190,505

Reinsurance recoverable	51,366	55,187

Reinsurance receivable, net	4,297	7,468

Premiums receivable, net	55,033	50,987

Other receivables	3,284	2,763

Property and equipment, net	21,153	17,254

Deferred policy acquisition costs, net	26,195	25,660

Income taxes recoverable	—	5,675

Deferred income tax asset, net	11,717	11,850

Other assets	7,661	2,812

Total assets	$967,157	$911,774

LIABILITIES, CONTINGENTLY REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Unpaid losses and loss adjustment expenses	$125,161	$134,353

Unearned premiums	410,683	395,748

Advance premium	22,185	17,919

Accounts payable	2,472	4,121
Book overdraft	7,478	5,924
Reinsurance payable, net	91,258	66,066
Income taxes payable	6,681	1,799
Other liabilities and accrued expenses	27,505	36,318

Long-term debt	31,813	30,610

Total liabilities	725,236	692,858

Contingently redeemable common stock	—	19,000
Issued shares – 0 and 1,000
Outstanding shares – 0 and 1,000
STOCKHOLDERS’ EQUITY:

Cumulative convertible preferred stock, $.01 par value	—	—
Authorized shares – 1,000
Issued shares – 12 and 12
Outstanding shares – 12 and 12
Minimum liquidation preference, $8.49 and $8.49 per share

Common stock, $.01 par value	452	448
Authorized shares – 55,000
Issued shares – 45,224 and 43,769
Outstanding shares – 35,557 and 34,102

Treasury shares, at cost – 9,667 and 9,667	(62,153)	(62,153)

Additional paid-in capital	63,700	40,987

Accumulated other comprehensive income (loss), net of taxes	(638)	(1,835)

Retained earnings	240,560	222,469

Total stockholders’ equity	241,921	199,916

Total liabilities, contingently redeemable common stock and stockholders’ equity	$967,157	$911,774

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2015	2014
PREMIUMS EARNED AND OTHER REVENUES
Direct premiums written	$211,605	$191,917
Ceded premiums written	(106,497)	(121,649)

Net premiums written	105,108	70,268
Change in net unearned premium	(10,748)	(6,461)

Premiums earned, net	94,360	63,807
Net investment income (expense)	862	518
Net realized gains (losses) on investments	171	902
Commission revenue	3,168	4,089
Policy fees	3,832	3,512
Other revenue	1,417	1,477

Total premiums earned and other revenues	103,810	74,305

OPERATING COSTS AND EXPENSES
Losses and loss adjustment expenses	33,590	26,825
General and administrative expenses	32,197	24,363

Total operating costs and expenses	65,787	51,188

INCOME BEFORE INCOME TAXES	38,023	23,117
Income tax expense	15,693	9,568

NET INCOME	$22,330	$13,549

Basic earnings per common share	$0.65	$0.41

Weighted average common shares outstanding—Basic	34,578	33,422

Fully diluted earnings per common share	$0.62	$0.38

Weighted average common shares outstanding—Diluted	36,081	35,641

Cash dividend declared per common share	$0.12	$0.10

Investor Contact:

Andy Brimmer / Mahmoud Siddig

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449